Exhibit 14.1

1847 HOLDINGS LLC

CODE OF BUSINESS CONDUCT AND ETHICS

1.	INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of 1847 Holdings LLC (together with its subsidiaries, “we,” “us,” “our” or the “Company”) for its directors, officers and other employees. As used herein, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes also referred to as the “Senior Financial Officers.”

All persons subject to this Code are expected to foster a culture of honesty, integrity, fairness, professionalism and accountability. The guiding principles in this Code are designed to deter wrongdoing and to help us adhere to the highest level of ethical conduct in all our activities, including our relationships with other directors, officers and other employees, and with customers, suppliers, competitors, the government, and the public, including job candidates and our shareholders.

2.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

We are committed to conducting our business affairs in compliance with all applicable laws, rules and regulations. In line with our culture of accountability, each person subject to this Code is expected to have a basic understanding of the major laws and regulations that apply to their work. If you are unsure about a situation or practice, or applicable law, rule or regulation, please contact the Chief Financial Officer for assistance.

While it is impractical to list all pertinent laws in this Code, a few widely applicable legal requirements are described here:

Insider Trading Laws

Using any non-public Company information to trade in securities (e.g. buying or selling stock, including derivatives), or providing a family member, friend or any other person with a “tip” about this information, could constitute insider trading. Insider trading is illegal, and it violates this Code and our Insider Trading Policy. You should familiarize yourself with the Insider Trading Policy, which describes company-wide measures designed to mitigate insider trading risks such as blackout periods and preclearance procedures.

You should also remember that complying with securities laws extends beyond the Company – you should not buy or sell stock of any other company using material non-public information you have learned about that company through the scope of your employment or otherwise. Please contact the Administrator of the Insider Trading Policy with any specific questions about trading in securities.

Anti-corruption and Anti-bribery Laws

We do not tolerate corruption in connection with any of our business dealings. We strictly prohibit bribes, kickbacks, illegal payments and any other offer of items of value that may improperly influence or reward any individual, whether that individual is a government official or a private party, and whether provided directly or through a third party such as a supplier, customs broker or other agent.

You should be careful when you give gifts and pay for meals, entertainment or other business courtesies on behalf of the Company. Anything of value can be considered a gift, and a gift should not be given or received unless all of the following conditions are met: (i) it is of nominal value (less than $150); (ii) it is customary under the circumstances (cash is never customary); (iii) it is not designed to obtain special or favored treatment; (iv) it is legal in the location and under the circumstances where given and (v) the recipient is not a government official. The best approach to complying with this policy is to exercise good judgment – gifts and other business courtesies should not become a regular occurrence, should not be excessive in value and should not impact business objectivity.

You should be especially careful when dealing with a governmental official. “Government officials” include any government employee; candidate for public office; or employee of government-owned or -controlled companies, public international organizations, or political parties. Several laws around the world, including the U.S. Foreign Corrupt Practices Act, specifically prohibit offering or giving anything of value to government officials to influence official action or to secure an improper advantage. This includes not only traditional gifts, but also things like meals, travel, political or charitable contributions, and job offers for government officials’ relatives. To prevent violations, before extending any gift or other business courtesy involving a government official, please consult our Anti-Corruption Policy and if you still have questions, please contact the Chief Financial Officer.

Antitrust and Competition Laws

You should treat business partners, competitors and other stakeholders and decision-makers fairly. This means we should not take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or other unfair practices. Antitrust and competition law is a complex subject but in general these laws prohibit activities aimed at preventing or restricting free competition, abusing intellectual property rights or using market power to unfairly disadvantage competitors. If there is a question as to the appropriateness of a particular business decision or course of action, you should seek advice from the Chief Financial Officer.

3.	CONFLICTS OF INTEREST

A conflict of interest is any activity that is inconsistent with or opposed to our best interest, or that gives the appearance of impropriety or divided loyalty. When considering a course of action, ask yourself whether the action you’re considering could create an incentive for you, or appear to others to create an incentive for you, to benefit yourself, your friends or family, or an associated business at the expense of the Company. If the answer is “yes,” the action you’re considering is likely to create a conflict of interest situation, and you should avoid it. A common conflict of interest scenario involves business opportunities found through work, such as a product, service, app, customer, supplier or other opportunity we may want to pursue. You may not compete with the Company, and any business opportunities discovered through your work at the Company belong first to the Company. A few other places where conflicts of interest often arise include: making personal investments; purchasing or selling products for personal gain; hiring, promoting or selecting contractors or vendors; accepting outside employment, advisory roles and board seats and starting your own business; inventions; friends and relatives; workplace relationships; and gifts, entertainment and other business courtesies. Use good judgment, and if you are unsure about a potential conflict of interest, please consult our Related Party Transactions Policy and if you still have questions, please contact the Chief Financial Officer.

4.	PROTECTION AND PROPER USE OF COMPANY ASSETS AND PERSONAL INFORMATION

Employees use Company assets every day, including computers, phones, software, vehicles, facilities, supplies, data and intellectual property. You should protect these assets against loss, damage or theft and use them only for legal, appropriate reasons in accordance with Company guidelines.

Confidential proprietary information and intellectual property generated and gathered in our business is also a valuable Company asset. Protecting these assets plays a vital role in our continued growth and ability to compete. Intellectual property includes copyrights, patents, trademarks, product and package designs, brand names and logos, inventions and trade secrets. At all times, you should take precautions to protect our intellectual property and confidential business information including not talking about or sharing information about these things in public places or forums (such as social media). As part of our day-to-day operations, we also come into contact with the personal information of customers, job candidates, business partners and other employees. It is critical that you keep personal information safe and follow all applicable data privacy laws and Company policies for collecting, storing, using, sharing and disposing of personal information. Please contact the Chief Financial Officer with any questions about privacy or data protection.

5.	PUBLIC DISCLOSURE

Senior Financial Officers are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. To fulfill our legal, financial and management obligations, you should follow the Company’s policies and make sure our financial records are complete and accurate and internal controls are honored. Inaccurate financial reporting could undermine shareholder confidence, impact our reputation and subject the Company to fines and penalties.

6.	EQUAL OPPORTUNITY, NON-DISCRIMINATION AND FAIR EMPLOYMENT

We are committed to diversity and inclusion in all aspects of our business. We do not tolerate discrimination based on characteristics such as race, sex, age, religion, gender identity or expression, sexual orientation, national origin, genetic information, pregnancy or related conditions, ancestry, marital status, mental or physical disability, medical condition, veteran status or any other basis protected by local law. We also make all reasonable accommodations to meet our obligations under laws protecting the rights of the disabled. Our policies are designed to ensure that all personnel are treated, and treat each other, fairly and with respect and dignity. This applies to interactions with employees, customers, contractors, suppliers and applicants for employment, and any other interactions where you represent the Company.

We also have a zero-tolerance policy on harassment, violence or any verbal or physical conduct that creates an intimidating, offensive or hostile work environment. Any behavior or incident that violates this Code should be immediately reported to your manager, HR, the Chief Financial Officer, or any combination thereof. We will promptly and thoroughly investigate any complaints and take appropriate action.

7.	WORKPLACE SAFETY

We are committed to providing a safe and healthy workplace. You are expected to follow all applicable health and safety rules and practices and to report accidents, injuries and unsafe conditions, procedures, or behaviors. You are also expected to report to work in a condition to perform you duties, free from the influence of drugs or alcohol.

8.	COMPLIANCE WITH THIS CODE AND REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

All directors, officers and other employees, as well as independent contractors, consultants and others who do business with us are expected to comply with this Code. Failure to comply with this Code, or failure to report a violation, may result in disciplinary action up to and including termination of employment or the end of your working relationship with the Company. You have a responsibility to speak up when you are in a situation or are aware of a situation that you believe may violate or lead to a violation of this Code, Company policy or the law. If you have knowledge of a possible violation, you must notify either your manager (provided your manager is not involved in the violation), HR or the Chief Financial Officer. You can also report violations in writing to the Chief Financial Officer at 590 Madison Avenue, 21st Floor, New York, NY 10022. If you would be more comfortable doing so, you may submit your reports anonymously. Your information will be shared only with those who have a need to know, such as those involved in answering your questions or investigating and correcting issues you raise. If your report involves accounting, internal accounting controls, finance, or auditing matters, we may be required to share such information with the Audit Committee of the Board. We will not retaliate, and will not tolerate any kind of retaliation, for reporting a concern in good faith.

9.	WAIVERS AND AMENDMENTS

Amendments to this Code must be approved by the Board and will be promptly disclosed as required by law. Any waivers of the provisions in this Code for Senior Financial Officers may only be granted by the Board and will be promptly disclosed as required by law.

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